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Exhibit 10.19

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), dated as of October 28, 2004, is entered into by and among Fieldstone Investment Corporation, a Maryland corporation (the "Company") and Friedman, Billings, Ramsey Group, Inc., a Virginia corporation ("FBR Group"), for itself and on behalf of each of the stockholders listed on Schedule I hereto (together with FBR Group, the "FBR Stockholders").

W I T N E S S E T H:

        WHEREAS, the FBR Stockholders desire to enter this voting agreement with the Company with respect to any and all shares of Company Common Stock (as defined below) held by the FBR Stockholders in excess of three percent (3%) of the outstanding shares of Company Common Stock.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1. Definitions. For purposes of this Agreement:

        "Company" has the meaning shown above.

        "Company Common Stock" means the Company's common stock, par value $0.01 per share.

        "Expiration Date" means the date on which the FBR Stockholders cease to constructively or beneficially own any shares of Company Common Stock.

        "FBR Stockholder Shares" means the shares of Company Common Stock set forth opposite the names of the FBR Stockholders listed on Schedule I hereto, (b) any shares of Company Common Stock distributed to any FBR Stockholder prior to the Expiration Date by reason of a stock dividend, split-up, recapitalization, reclassification, combination, merger, exchange of shares or otherwise and (c) any other shares of Company Common Stock of which any FBR Stockholder acquires beneficial ownership after the date hereof and prior to the Expiration Date.

        "FBR Stockholders" has the meaning shown above.

        Section 2.    Agreement to Vote Shares.    Until the Expiration Date, the FBR Stockholders shall, at any meeting of the holders of Company Common Stock, however such meeting is called and regardless of whether such meeting is a special or annual meeting of stockholders of the Company, or at any adjournment thereof, or in connection with any written consent of stockholders of the Company, vote, or cause to be voted, the FBR Stockholder Shares in excess of three percent (3%) of the outstanding shares of Company Common Stock in the same proportion that the Company's other stockholders vote their shares of Company Common Stock with respect to any proposal submitted to the Company's stockholders for a vote, so that, as a result, the percentage of the FBR Stockholder Shares in excess of three percent (3%) of the outstanding shares of Company Common Stock that are voted in favor of such proposal shall equal the percentage of the outstanding shares of Company Common Stock held by all other Company stockholders voted in favor of such proposal and the percentage of the FBR Stockholder Shares in excess of three percent (3%) of the outstanding shares of Company Common Stock that are voted against such proposal equals the percentage of the outstanding shares of Company Common Stock held by all other Company stockholders voted against such proposal.

        Section 3.    Covenants of the FBR Stockholders.    The FBR Stockholders hereby agree and covenant that, during the period from the date of this Agreement through the Expiration Date,

          (a)    Restrictions on Proxies and Voting Arrangements.    The FBR Stockholders shall not (i) grant any proxy, power-of-attorney or other authorization in or with respect to the FBR Stockholder Shares or (ii) deposit any of the FBR Stockholder Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the FBR Stockholder Shares.

          (b)    No Inconsistent Arrangements.    The FBR Stockholders shall not take any other action that would in any material way restrict, limit or interfere with the performance of any of the FBR Stockholders' obligations hereunder.

        Section 4.    Representations and Warranties.

          (a)   FBR Group hereby represents and warrants to the Company as follows:

            (i)    Ownership of Securities.    On the date hereof, each FBR Stockholder beneficially owns, or has the sole power to direct the voting of, the Company Common Stock set forth next to such FBR Stockholder's name on Schedule I hereto (the "Existing Securities"). On the date hereof, the Existing Securities constitute all of the shares of voting capital stock of the Company beneficially owned by the FBR Stockholders or as to which the FBR Stockholders have the sole power to direct the voting of the shares.

            (ii)   The FBR Stockholders have not (i) granted any proxy, power-of-attorney or other authorization in or with respect to the FBR Stockholder Shares or (ii) deposited any of the FBR Stockholder Shares into a voting trust or entered into a voting agreement or arrangement with respect to any of the FBR Stockholder Shares.

            (iii)    Power; Binding Agreement.    FBR Group has the power (or, if applicable, corporate power) and authority to enter into and perform all of the FBR Stockholders' obligations hereunder, including, without limitation, the power and authority to vote the FBR Stockholder Shares in accordance with Section 2 hereof. The execution, delivery and performance of this Agreement by the FBR Stockholders will not violate any other agreement to which any FBR Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by FBR Group, for itself and on behalf of the other FBR Stockholders, and constitutes a valid and binding agreement of the FBR Stockholders, enforceable against the FBR Stockholders in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which any FBR Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the FBR Stockholders with the terms hereof, other than such consents as have been obtained.

            (iv)    No Conflicts.    None of the execution and delivery of this Agreement by FBR Group, for itself and on behalf of the other FBR Stockholders, the consummation by the FBR Stockholders of the transactions contemplated hereby or compliance by the FBR Stockholders with any of the provisions hereof shall (A) conflict with, or result in any breach of, any organizational documents applicable to any FBR Stockholder if the FBR Stockholder is an entity, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which any FBR Stockholder is a party or by which any FBR Stockholder or any of the FBR Stockholder Shares may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, arbitration award, rule or regulation applicable to any FBR Stockholder or any of the FBR Stockholder Shares, in each case, in a manner that could reasonably be expected to materially hinder or impede the FBR Stockholders' ability to perform their obligations hereunder.

          (b)   The Company represents and warrants to the FBR Stockholders as follows:

            (i)    Power; Binding Agreement.    The Company has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

        Section 5.    Termination.    This Agreement and the covenants, representations, warranties, and agreements contained herein shall terminate upon the Expiration Date. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or Affiliates; provided, however, that nothing contained herein shall relieve any party from any liability for such party's willful breach of this Agreement prior to termination.

        Section 6.    Miscellaneous.

          (a)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by facsimile (with a confirmatory copy sent by overnight courier), by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6(a)):

        if to the Company:

        Fieldstone Investment Corporation
        11000 Broken Land Pkwy., Suite 600
        Columbia, MD 21044
        Attention: Sally LaFond, Vice President—Assistant General Counsel
        Fax: 443-367-2248

        if to any FBR Stockholder, to such FBR Stockholder:

        c/o Friedman, Billings, Ramsey Group, Inc.
        1001 19th Street North
        Arlington, Virginia 22209
        Attention: General Counsel
        Fax: 703-469-1140

          (b)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

          (c)    Entire Agreement.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (d)    Assignment.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, except as provided herein, no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder, in whole or in part, by operation of law or otherwise by any of the parties, without the consent of the other parties hereto.

          (e)    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          (g)    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

          (h)    Descriptive Headings; Interpretation.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (i)    Amendment, Modification and Waiver.    This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

          (j)    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the Company and FBR Group, for itself and on behalf of the other FBR Stockholders, have caused this Agreement to be duly executed as of the day and year first above written.

FIELDSTONE INVESTMENT CORPORATION
By:	/s/ MICHAEL J. SONNENFELD
Name:	Michael J. Sonnenfeld
Its:	President and Chief Executive Officer
FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
By:	/s/ RICHARD J. HENDRIX
Name:	Richard J. Hendrix
Its:	President & COO

SCHEDULE I

LIST OF FBR STOCKHOLDERS

Name of FBR Stockholder	Number of Existing Shares Held
Friedman, Billings, Ramsey Group, Inc.	3,588,329
FBR Special Situations Fund, L.P.	166,825
FBR Weston, L.P.	928,600
Friedman, Billings, Ramsey & Co., Inc.	656

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VOTING AGREEMENT